                                                                     EXHIBIT 11


                                  SIMULA, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                                                              Three Months Ended March 31,
                                                              ----------------------------
                                                                 1996             1995
                                                              ----------        ----------
Income:
     Net Earnings                                             $  685,179        $  616,077
                                                              ==========        ==========

Number of shares:
     Weighted average shares outstanding                       8,893,229         6,387,344
     Incremental shares for outstanding stock options            216,726           233,553
     Incremental shares for outstanding stock warrants                 0            29,127
                                                              ==========        ==========
                                                               9,109,955         6,650,024
                                                              ==========        ==========

Earnings per share                                            $     0.08        $     0.09
                                                              ==========        ==========



During 1995, the Company's common shares were split 3 for 2. All shares and related references have been restated for all periods presented.


                                       11